SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

VIA EDGAR	December 12, 2013

Cecilia Blye, Chief

Office of Global Security Risk

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	LM Ericsson Telephone Company
Form 20-F for Fiscal Year Ended December 31, 2012
Filed April 8, 2013
Amendment No. 1 to Form 20-F for Fiscal Year Ended December 31, 2012
Filed June 27, 2013
File No. 0-12033

Dear Ms. Blye:

We are writing on behalf of our client, Telefonaktiebolaget LM Ericsson (“Ericsson”), in response to your letter dated December 11, 2013 containing comments by the staff of the Securities and Exchange Commission (the “Staff”) with respect to Ericsson’s Form 20-F for the fiscal year ended December 31, 2012.

As discussed by telephone with Daniel Leslie of the Staff, we confirm that Ericsson intends to provide the Staff with Ericsson’s responses to your letter on or before January 31, 2014.

If you have any questions regarding the foregoing, please contact Rhett Brandon of this firm (rbrandon@stblaw.com, tel. 212-455-3615, fax 212-455-2502).

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT

cc:	Jan Frykhammar
Nina Macpherson
Telefonaktiebolaget LM Ericsson

Daniel Leslie
Larry Spirgel
Division of Corporation Finance
Securities and Exchange Commission